Exhibit 99.1
KAREN BRENNER AND PHILLIP M. MARTINEAU JOIN ALLEGHANY CORPORATION BOARD OF DIRECTORS
     New York, NY, December 16, 2009 — The Alleghany Corporation Board of Directors announced the election of Karen Brenner and Phillip M. Martineau as new independent directors, increasing the size of the Board from 10 to 12 directors.
     Karen Brenner is currently a Clinical Professor of Business at the Leonard N. Stern School of Business at New York University. She teaches professional responsibility in law and business in the interdepartmental markets, ethics, and law program. She is also a Principal at Brenner & Company, a financial and management advisory firm she started in 1998. From 1989 to 1998, Brenner was a Vice President and Managing Director with Noel Group where she participated in managing a public equity fund which acquired controlling equity positions in established public and privately held companies. From 1981 to 1989 she was a Principal at Karen Brenner Associates in New York. Brenner earned her M.A. in Ethics & Leadership from New York University and her B.S. in Finance from the Wharton School of the University of Pennsylvania.
     Phillip Martineau has been Chairman, President & CEO of Pittsburgh Corning Corporation and Pittsburgh Corning Europe since 2005. Previously from 2000 he held various positions with HNI Corp., most recently as Executive Vice President of HNI and Group President. In 1996 he was named President & CEO at ITW-Arcsmith, Inc. where he was an original member of the executive team. Between 1988 and 1996 Martineau held various positions as President and/or CFO within operating subsidiaries of Pacific Dunlop Ltd. He earned his Masters in International Management from Thunderbird, the American Graduate School of International Management, and a B.S. in Electrical Engineering from Arizona State University.
     “Karen and Phillip bring valuable experience to our Board which will further strengthen the independence and quality of our Board,” said John J. Burns, Jr., Chairman of Alleghany.
     Alleghany is engaged through its subsidiary Alleghany Insurance Holdings LLC (consisting of its insurance operating units RSUI Group, Inc., Capitol Transamerica Corporation, and Employers Direct Corporation) in the property and casualty insurance business.